EXHIBIT 10.1


                            BUFFALO WILD WINGS, INC.
                            2007 EXECUTIVE BONUS PLAN


Our Executive Bonus Plan for fiscal 2007 is designed to provide an annual incentive bonus to executive officers based on the achievement of certain financial objectives, as well as individual performance. The financial objectives are set annually by our Board of Directors. Payments under the bonus plan for achievement of Company financial objectives are based on the following: revenue, net income, same-store sales increases, and increase in the number of system-wide locations.

The Chief Executive Officer, Chief Financial Officer, and Executive Vice President, General Counsel may receive bonuses of up to 108% of their base salary for the Company achieving financial objectives, and up to an additional 20% of base salary on a discretionary basis for individual performance as determined in the discretion of our Board of Directors. Other executive officers may receive bonuses of up to 76% of their base salary for achieving financial objectives, and up to an additional 15% of their base salary for individual performance. The level of bonus payable based on Company financial objectives varies depending upon the percentage of the objective that we achieve. If a certain minimum percentage for a Company financial objective is not achieved, no bonus is paid for that objective.